May 27, 2010

Board of Directors
Innolog Holdings Corp
4000 Legato Drive
Suite 830
Fair Oaks, VA 22033

To the Board of Directors,

This letter agreement (the “Letter Agreement”) will specify our understanding of the terms and conditions under which Emerging Companies LLC (“Advisor”) is exclusively engaged (the “Engagement”) by Innolog Holdings Corp (the “Company”) for the purposes of providing certain merchant banking and corporate advisory services in connection with setting and achieving strategic business objectives.  As a part of this engagement, Emerging Companies LLC will also provide corporate advisory services and is consequently simultaneously engaged.  This agreement is to confirm our understanding with respect to our engagement.

As used in this letter, the term “Investment Transaction” means the infusion of funds in the form of equity or debt investments or a combination thereof by one or more parties into the Company for the purposes of capitalization of all or part of the Company.  The term “Sales Transaction” means, whether in one or a series of transactions, (a) any merger, consolidation, joint venture or other business combination pursuant to which the business of the Company is combined with that of another person (any such person, together with its affiliated, a “Purchaser”); (b) the acquisition, directly or indirectly, by a Purchaser by way of negotiated purchase or any other means of a majority of the capital stock of the Company; and (c) the acquisition by a Purchaser, directly or indirectly, of a majority of the assets, properties and/or businesses of, the Company by way of a direct or indirect purchase, lease, license, exchange, joint venture or other means.  The term “Acquisition Transaction” means (a) any merger, consolidation, joint venture or other business combination pursuant to which the business of the Company is combined with that of another person (any such person, together with its affiliates, a “Seller”); (b) the acquisition, directly or indirectly, of a Seller by way of negotiated purchase or any other means of a majority of the capital stock of the Company; and (c ) the acquisition by a Seller, directly or indirectly, of a majority of the assets, properties and/or businesses of, the Company by way of a direct or indirect purchase, lease, license, exchange, joint venture or other means.

The Advisor team will be led by William P. Danielczyk, Michael Kane, and will also include other members of Advisor’s staff and advisors as we deem appropriate from time to time. Advisor will report directly to the board of directors of Innolog Holdings Corp (the “Board”); Mr. Danielczyk will retain the position of Executive Chairman and Mr. Kane will remain Treasurer  and Secretary and both will continue to serve as members of the Board.

I.	Services to be Provided
Advisor will use its best professional efforts to assist the Company in analyzing, structuring and affecting the proposed Investment Transaction in accordance with the terms and conditions of this Agreement.  Advisor proposes to undertake the following activities on your behalf, including, but not limited to, the following:

A.	On best efforts basis, to identify and facilitate the closing of an Investment Transaction in the form of a debt or equity.
B.	On best efforts basis, to identify and facilitate the closing of an Acquisition Transaction;
C.	Assist the Company in evaluating a prospective Investment Transaction or Sales Transaction;
D.	Determine a supportable range of value for the Company in an Investment Transaction or Sales Transaction;
E.	Assist the Company in identifying and evaluating alternative capital structures for the Company to fund the strategic business plan;
F.	Identify potential sources of financing/investment for the Company;
G.	Identify issues germane to each alternative financing and capital structure;
H.	Assist and advise the Company in developing strategy and tactics for negotiating an Investment Transaction.
I.	Manage presentations and administrative functions with selected candidates for the proposed Investment Transaction;
J.	Coordinate the Company’s internal and external corporate communications program;
K.	Render such other advise and services as corporate finance advisors as agreed upon by Advisor and the Company from time to time;
L.	Advise the Board of Directors of the Company in any and all corporate matters as requested by the Board of Directors.
M.	Act as liaison to lead placement agreement, coordinating the activities of other placement agents.
N.	To coordinate and execute the Corporate Communications strategy.
O.	To assist the Company in the listing of a public exchange.

In essence Advisor will act as the exclusive Investment Banker to the Company on all capital markets transactions.

II.	Fees
During the three (3) year Engagement, Advisor agrees not to accept any monthly retainer fees or success fees in the first year of the management.

After the first year, Company agrees to pay Advisor for its Corporate Advisory Services as follows:
A.	Investment Transaction Fees:
Investment Transaction Fees shall be due and payable to Advisor as follows:
Advisor will be responsible for coordinating an Investment Transaction and with the raising of capital.  Investment Transaction, Fees will be paid based upon the type of capital raised as follows:
Equity – Seven percent (7%) of funds raised.
Convertible Debt or Convertible Preferred Shares – Five percent (5%) of funds raised.
Non-Convertible Debt – Three percent (3%) of funds raised.
Investment Transaction Fees shall be paid to Advisor when investment funds identified by Advisor are made available to the company and shall be paid by wire transfer upon distribution to the Company.  In the event that more than one of the foregoing might be applicable to an Investment and/or Sales Transaction, such fee, shall be the higher of the two.

B.	Mergers and Acquisition Advisory Fee:
Company agrees to pay to Advisor a Merger & Acquisition Advisory Fee (“M&A Fee”) if the Company merges or is acquired by a party identified and/or introduced by Advisor, or for any Acquisition Transaction which is structured or negotiated by Advisor.  This M&A Fee will be equal to five percent (5%) of the value of the Transaction (or serves as the valuation and/or exchange price for a merger or stock swap, the “Purchase Price”) any party.  As used herein, the Purchase Price shall equal the total consideration given or used as a valuation measuring amount relating to the sale, merger or acquisition of the Company by another party, and shall include cash, stock, notes, contracts, net liabilities and/or funded debt assumed and future payments of any kind, contingent or otherwise.  The Transaction may include all forms of equity and/or debt instruments, regardless of the percent of equity ownership involved.

C.	Acquisition Fee:
Company agrees to pay to Advisor an Acquisition Fee if the Company acquires a firm identified and/or introduced by Advisor, or for any Acquisition Transaction which is structured or negotiated by Advisor.  This Acquisition Fee will be equal to five percent (5%) of the Purchase Price paid (or serves as the valuation and/or exchange price for a merger or stock swap, the “Purchase Price”) any party.  As used herein, the Purchase Price shall equal the total consideration given or used as a valuation measuring amount relating to the sale, merger or acquisition of the Company by another party, and shall include cash, stock notes, contracts, net liabilities and/or funded debt assumed and future payments of any kind, contingent or otherwise.  The Transaction may include all forms of equity and/or debt instruments, regardless of the percent of equity ownership involved.

D.	Warrants:
Upon the successful completion after year one (1) of an identified transaction (see Section I), Advisor will receive Warrants in an amount specified by the Board.   The Company agrees to pay the Advisor five hundred thousand (500,000) warrants priced at fifty cents per warrant.  The warrants will be exercisable for a total of five years.

III.	Expenses
Company will reimburse Advisor for all expense fees documented and submitted.   The Company shall be responsible for all of its own expenses relating to any Investment Transaction, Sales Transaction, or Acquisition Transaction including but not limited to printing, accounting and legal fees.

IV.	Term of Contract and Termination
This agreement shall begin on June 1, 2010 and expire on June 1, 2013.  The Company or Advisor may terminate this Agreement, with or without cause, after the first sixty (60) days from the date of execution of this Agreement, effective thirty (30) days following receipt by the non-terminating party of written notice of such termination. Any such termination shall not (except as otherwise provided herein) affect the reimbursement or compensation or indemnification provisions set forth herein, all of which will remain in full force and effect.  In the event the Advisor uncovers a material fact about the Company during the course of this engagement, which in the sole opinion of the Advisor would negatively impact the Company if disclosed, then the Advisor, at its sole discretion, may terminate this agreement immediately upon written notice of such termination (“Termination Notice”).  The expiration of the term of the Agreement shall not (except as otherwise provided herein) affect the reimbursement or compensation or indemnification provisions set forth herein, all of which will remain in full force and effect. The Advisor may terminate the agreement with thirty-days written notice.

In addition, the Company agrees to provide a right of first refusal to contract with the Advisor as its sole Advisor for ongoing Advisory services and any recommendation resulting from engagement for a period of eight months from the date of contract termination.

V.	Information Provided to Advisor
The Company will furnish Advisor with such information as Advisor reasonably requests for this assignment (all such information so furnished being the “Information”).  This includes any information necessary to complete background checks on the principals of the Company.  The Company recognizes and confirms that Advisor (i) will use and rely primarily on the Information provided by the Company as well as Information available from generally recognized public sources in performing services contemplated by this letter without having independently verified the same, (ii) does not assume responsibility for the accuracy or completeness of the Information and (iii) will not make an evaluation or appraisal of any assets of the Company.

VI.	Confidentiality
Advisor will require any third party to sign a confidentiality agreement in form and substance satisfactory to the Company prior to furnishing any Information to such third party.

VII.	Observation Rights
Advisor will receive observation rights to attend and participate in all meetings and special meetings of the Company during the period of engagement.

VIII.	Exclusivity
During the Engagement, Advisor shall have the right to initiate, continue and conduct contacts, negotiations or other discussions on behalf of the Company and to serve as the Company’s Advisor, with respect to this Engagement.  The Company warrants and represents, as mutually agreed upon in writing by the Company and Advisor, that it has granted only Advisor the right to act as Advisor with respect to Advisory Services and that there is no other person that is entitled to a finder’s fee or any type of brokerage compensation.

IX.	Miscellaneous
Notwithstanding this Agreement, Advisor and the Company agree not to quote or refer to this Agreement in any document, release or communication prepared, issued or transmitted without the express written consent of the other party (including any entity controlled by, or under common control with, the Company and any director, officer, employee or agent thereof).  The engagement letter shall expire if it is not fully accepted by May 28, 2010 at 5PM EST.

This Agreement shall be binding upon the Company and Advisor and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without giving effect to the conflicts of laws principles thereof.  The Company will file application and be approved for Directors’ and Officers’ liability (D&O) Insurance to meet with Advisor’s acceptance within thirty-days from signing of this Engagement Letter.

If the foregoing correctly sets forth our understanding, please so indicate by executing this letter, together with the enclosed duplicate originals, in the space indicated and returning one (1) of these originals for our files.  By so doing, the Company represents and warrants that it has obtained, or within 15 calendar days will obtain, Board of Directors' or other approval of this agreement necessary to cause this Agreement to be duly authorized, executed and delivered by the Company.

Regards,

Accepted and agreed to, as of the date of this letter:

Emerging Companies, LLC

By:
Richard Stewart
Managing Director

Joe Kelley

By:
On behalf of the Board of Directors

Exhibit A
Indemnification Agreement

The following provisions regarding indemnification are an integral part of the Agreement (the "Agreement") to which they are attached between Emerging Companies LLC, ("Emerging”) and the Company named therein.  Capitalized terms used but not defined below have the meanings given to them in the Agreement.

Indemnification by the Company

In connection with the services which Emerging  have agreed to render to the Company in the Agreement, the Company shall indemnify Emerging, each of its directors, officers, employees, and agents and each person, if any, who controls Emerging within the meaning of Section 15 of the Securities Act of 1933, as amended (the "Act") ( Emerging), and hold Emerging harmless to the fullest extent permitted by law against any and all losses, claims, damages, and liabilities (and actions in respect thereof) to which Emerging may become subject in connection with (i) Emerging's use of information contained in the Memorandum that is materially inaccurate or alleged to be materially inaccurate in any respect (as a result of misrepresentation, omission, failure to update or otherwise) that is provided to Emerging by the Company or its representatives, agents, or Emerging’s, regardless of whether Emerging knew or should have known of such inaccuracy, (ii) the breach of any representation, warranty or covenant of the Company contained in the Agreement, or (iii) any other aspect of the rendering by Emerging of services under the Agreement, unless it is finally judicially determined that losses, claims, damages, or liabilities relating thereto were incurred solely as a result of the bad faith, intentional wrongdoing, gross negligence or willful misconduct of Emerging.  Notwithstanding the foregoing, the Company shall not be required to indemnify Emerging for matters for which the Company is indemnified by Emerging hereafter.

Indemnification by Emerging

Emerging shall indemnify the Company and each person, if any, who controls the Company within the meaning of Section 15 of the Act, and hold such persons harmless to the fullest extent permitted by law, against any and all losses, claims, damages, and liabilities (and actions in respect thereof) to which such person may become subject if such loss, claim, damage, liability or action arises out of or is based upon (i) any untrue statement of a material fact contained in the Memorandum (as amended or supplemented) or the omission to state therein a material fact necessary to make the statements therein not misleading, but in each case only to the extent that the untrue statement or omission was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of Emerging specifically for inclusion therein, or (ii) any known violation by Emerging of the provisions of Rule 502(c) of Regulation D.

Notice of Indemnification

Each party hereto agrees that, upon the service of a summons or other initial legal process upon it in any action or suit instituted against it, or upon receipt of written notification of the commencement of any investigation or inquiry of, or proceeding against, it in respect of which indemnity may be sought hereunder, it will promptly give written notice (the "Notice") of such service or notification to the party or parties from whom indemnification may be sought hereunder.  No indemnification otherwise provided for hereunder shall be available to any party who shall fail so to give the Notice if the party to whom such Notice was not given was unaware of the action, suit, investigation, inquiry or proceeding to which the Notice would have related and was prejudiced by the failure to give the Notice, but the omission so to notify such indemnifying party or parties of any such service or notification shall not relieve such indemnifying party or parties from any liability which it or they may have to the indemnified party for contribution or otherwise than on account of such indemnity agreement.

Defense by Indemnifying Party

Any indemnifying party shall be entitled at its own expense to participate in the defense of any action, suit or proceeding against, or investigation or inquiry of, an indemnified party.  Any indemnifying party shall be entitled, if it so elects by giving written notice (the "Notice of Defense") to the indemnified party within a reasonable time after receipt of the Notice, to assume (alone or in conjunction with any other indemnifying party or parties) the entire defense of such action, suit, investigation, inquiry or proceeding, in which event such defense shall be conducted, at the expense of the indemnifying party or parties, by counsel chosen by such indemnifying party or parties and reasonably satisfactory to the indemnified party or parties; provided, however, that (i) if the indemnified party or parties reasonably determine that there may be a conflict between the positions of the indemnifying party or parties and of the indemnified party or parties in conducting the defense of such action, suit, investigation, inquiry or proceeding or that there may be legal defenses available to such indemnified party or parties different from or in addition to those available to the indemnifying party or parties, then counsel for the indemnified party or parties shall be entitled to conduct the defense to the extent reasonably determined by such counsel to be necessary to protect the interests of the indemnified party or parties, and (ii) in any event, the indemnified party or parties shall be entitled to have counsel chosen by such indemnified party or parties participate in, but not  conduct, the defense.

If, within a reasonable time after receipt of the Notice, an indemnifying party gives a Notice of Defense, and counsel chosen by the indemnifying party or parties is reasonably satisfactory to the indemnified party or parties, the indemnifying party or parties will not be liable for any legal or other expenses subsequently incurred by the indemnified party or parties in connection with the defense of the action, suit, investigation, inquiry or proceeding, except that (x) the indemnifying party or parties shall bear the legal and other expenses incurred in connection with the conduct of the defense as referred to in clause (i) of the proviso to the preceding paragraph, and (y) the indemnifying party or parties shall bear such other expenses as it or they have authorized to be incurred by the indemnified party or parties.  If, within a reasonable time after the receipt of the Notice, no Notice of Defense has been given, the indemnifying party or parties shall be responsible for any legal or other expenses incurred by the indemnified party or parties in connection with the defense of the action, suit, investigation, inquiry or proceeding.  The indemnifying party shall not be liable for settlement of any such action effected without its written consent, but if settled with its written consent, or if there be a final judgment for the plaintiff in any such action, the indemnifying party shall indemnify with respect to such settlement or judgment.

Contribution if Indemnification Not Available

If for any reason the foregoing indemnity is unavailable to the indemnified party or insufficient to hold the indemnified party harmless, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such claims, liabilities, losses, damages or expenses, in such proportion as is appropriate to reflect not only the relative benefits received by the indemnifying party, on the one hand, and the indemnified party, on the other hand, but also the relative fault of the indemnifying party and the indemnified party, as well as any relevant equitable considerations.  Notwithstanding any contrary provisions in this agreement, the aggregate contribution of Emerging to all claims, liabilities, losses, damages, and expenses shall not exceed the amount of fees actually received by Emerging pursuant to its engagement by the Company.  It is hereby further agreed that the relative benefits to the Company, on the one hand, and Placement Agent, on the other hand, with respect to the transaction contemplated in the Agreement shall be deemed to be in the same proportion as (i) the net proceeds actually received by the Company resulting from the sale of the Securities bears to (ii) the fees paid to Placement Agent with respect to such sale.  The indemnifying party agrees that its indemnification commitments herein set forth shall apply whether or not the indemnified party is a formal party to any such actions or other proceedings, that such commitments shall be in addition to any liability that the indemnifying party may have to the indemnified party at common law or otherwise, and that such commitments shall survive any termination of the Agreement.

Survival and Effect

This indemnity agreement and the representations and warranties of the parties contained in the Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of Emerging, and shall survive any termination of such Agreement or the issuance and delivery of the Securities.

AGREED AND ACCEPTED:

Emerging Companies, LLC

Richard Stewart
Managing Director

Date________________________

Joe Kelley

On behalf of the Board of Directors

Date________________________